Exhibit 3.1(b)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

GREEN EARTH TECHNOLOGY, INC.
a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ___________________________________________________________________________________
GREEN EARTH TECHNOLOGY, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ FIRST ” so that, as amended, said Article shall be and read as follows:
THE NAME OF THE CORPORATION SHALL BE AS FOLLOWS:
GREEN EARTH TECHNOLOGIES, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said CORPORATION has caused this certificate to be signed by Mathew Zuckerman , an Authorized Officer, this 15th day of August , 2007 .

By:	/s/Mathew Zuckerman
Authorized Officer
Title:	President

Name:	Mathew Zuckerman
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:29 PM 08/15/2007
FILED 09:13 AM 08/15/2007
SRV 070922657 - 4404320 FILE